Exhibit 99.2(s)(3)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS:

WHEREAS, THE BLUEROCK TOTAL INCOME+ REAL ESTATE FUND, a business trust organized under the laws of the State of Delaware (hereinafter referred to as the "Trust"), periodically files amendments to its Registration Statement with the SEC under the provisions of the Securities Act of 1933, as amended and the Investment Company Act of 1940, as amended;

WHEREAS, the undersigned is a Trustee of the Trust;

NOW, THEREFORE, the undersigned hereby constitutes and appoints JOANN M. STRASSER AND MICHAEL V. WIBLE as attorneys for his and in his name, place and stead, and in his capacities as described above, to execute and file any Amendment or Amendments to the Trust's Registration Statement (file Nos. 811-22710) hereby giving and granting to said attorneys full power and authority to do and perform all and every act and thing whatsoever requisite and necessary to be done in and about the premises as fully to all intents and purposes as he might or could do if personally present at the doing thereof, hereby ratifying and confirming all that said attorneys may or shall lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, the undersigned has hereunto set his hand this 25th day of May, 2021.

/s/ Kamal Jafarnia
Kamal Jafarnia
Trustee

STATE OF NEW YORK	)
	)	ss:
COUNTY OF QUEENS	)

Before me, a Notary Public, in and for said county and state, personally appeared Kamal Jafarnia, who is known to me to be the person described in and who executed the foregoing instrument, and he duly acknowledged to me that he executed and delivered the same for the purposes therein expressed.

WITNESS my hand and official seal this 25th day of May, 2021.

/s/ Laura T. Butler
Notary Public
License No: 01BU6197135
My commission expires: November 24, 2024